Exhibit 99.1

June 20, 2023

Greg Maffei to Participate in the Walker Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty TripAdvisor Holdings, Inc. (Nasdaq: LTRPA, LTRPB) announced that Greg Maffei, Chairman, President and CEO of Liberty TripAdvisor Holdings, Inc., will be participating in the Walker & Dunlop Walker Webcast on Wednesday, June 21st at 10:30 a.m. M.T. During the webcast, Mr. Maffei may make observations regarding the company's financial performance and outlook, as well as other forward-looking matters.

The webcast will be broadcast live via the Internet. Interested persons can register at the Walker & Dunlop website at https://www.walkerdunlop.com/webcasts/. A replay will also be available on the Walker & Dunlop YouTube page at https://www.youtube.com/@WalkerDunlop after appropriate filings have been made with the SEC.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (Nasdaq:  LTRPA, LTRPB) consists of its subsidiary Tripadvisor.  Tripadvisor is the world’s largest travel platform, aggregating reviews and opinions from its community of travelers about accommodations, restaurants, experiences, airlines and cruises throughout the world.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD) is one of the largest commercial real estate finance and advisory services firms in the United States. Their ideas and capital create communities where people live, work, shop, and play. The diversity of their people, breadth of brand and technological capabilities make them one of the most insightful and client-focused firms in the commercial real estate industry.

Liberty TripAdvisor Holdings, Inc.
Shane Kleinstein, 720-875-5432

Source: Liberty TripAdvisor Holdings, Inc.